EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Berkshire Hills Bancorp, Inc. of our report dated March 13, 2007, with respect to the consolidated balance sheets of Berkshire Hills Bancorp, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which report appears in the Annual Report on Form 10-K of Berkshire Hills Bancorp, Inc. for the year ended December 31, 2006.


/s/ Wolf & Company, P.C.



Boston, Massachusetts
October 10, 2007